Exhibit (a)(1)(E)
Offer To Purchase For Cash
Up to 6,442,013 Outstanding Shares of Common Stock
of
ELIZABETH ARDEN, INC.
a Florida corporation
at
$17.00 NET PER SHARE
Pursuant to the Offer to Purchase
Dated August 27, 2014
by
Nightingale Onshore Holdings L.P.
Nightingale Offshore Holdings L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY
TIME, AT THE END OF SEPTEMBER 25, 2014, UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

August 27, 2014
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated August 27, 2014 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”) in connection with the offer by Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., both Delaware limited partnerships, (which we refer to as “Purchasers”), to purchase up to 6,442,013 shares, constituting approximately 20% of the outstanding shares (which we refer to as “Shares”) of common stock, par value $0.01 per share, of Elizabeth Arden, Inc., a Florida corporation (which we refer to as “Elizabeth Arden”) (including Shares underlying warrants held by the Purchasers), at a price of $17.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1.
  The Offer Price for the Offer is $17.00 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.
2.
  The Offer is being made for up to 6,442,013 of the outstanding Shares of Elizabeth Arden.
3.
  The Offer and withdrawal rights will expire at Midnight, New York City time, at the end of September 25, 2014, unless the Offer is extended by Purchasers.
4.
  The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 14 of the Offer to Purchase.
5.
  Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchasers pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us with sufficient time to permit us to submit the tender on your behalf before the Expiration Time.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchasers.

INSTRUCTION FORM With Respect to
the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ELIZABETH ARDEN, INC.
a Florida corporation
at
$17.00 NET PER SHARE
Pursuant to the Offer to Purchase
Dated August 27, 2014
by
Nightingale Onshore Holdings L.P.
Nightingale Offshore Holdings L.P.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 27, 2014 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”), in connection with the offer by Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., both Delaware limited partnerships, (which we refer to as “Purchasers”), to purchase up to 6,442,013 shares, constituting approximately 20% of the outstanding shares (which we refer to as “Shares”) of common stock, par value $0.01 per share, of Elizabeth Arden, Inc., a Florida corporation (including Shares underlying warrants held by the Purchasers), at a purchase price of $17.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.
The undersigned hereby instruct(s) you to tender to Purchasers the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchasers and such determination shall be final and binding.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time (as defined in the Offer to Purchase).

Dated:
Signature(s):
Please Print Name(s):
Address:
(Include Zip Code)

Area Code and Telephone No.:
Tax Identification or Social Security No.:
* Unless otherwise indicated, it will be assumed that all Shares held by us for our account are to be tendered.